EXHIBIT 3.13.
                                   BYLAWS

                                     OF

                            BUDCO THEATRES, INC.

          These Bylaws are adopted by this Corporation and are supplemental to the Pennsylvania Business Corporation
          Law as the same shall from time to time be in effect.


                                  ARTICLE 1
                         SHAREHOLDERS AND DIRECTORS

     Section 101.1. Place of Shareholders' Meeting. All meetings of the shareholders shall be held at such place or places, within or without the State of Incorporation, as shall be fixed by the Board of Directors from time to time.

     Section 101.2. Annual Shareholders' Meeting. The annual meeting of the shareholders, for the election of directors and the transaction of such other business as may properly be brought before such meeting, shall be held on the second Thursday in November of each year, provided, however, that the Board of Directors may from time to time fix any other date within each calendar year for said meeting.

     Section 102.1. Number of Directors. The Board of Directors shall consist of three (3) directors.

     Section 102.2. Term of Directors. Each director shall serve until his or her successor shall be elected.

     Section 102.3. Resignations of Directors. Any director may resign at any time. Such resignation shall be in writing, but the acceptance thereof shall not be necessary to make it effective.

     Section 102.4. Compensation of Directors. Unless the Board of Directors shall otherwise determine, directors, other than the Chairman of the Board, shall not be entitled to any compensation for their services as directors. Any director may serve the Corporation in another capacity and be entitled to such compensation therefor as may be determined by the Board of Directors.

     Section 102.5. Annual Meeting of Directors. An annual meeting of the Board of Directors shall be held in each calendar year immediately following the annual meeting of shareholders.

     Section 102.6. Meeting of Directors. Meetings of the Board of Directors may be called by the Chairman, the President or by at least two of the directors. Any such meeting shall be held at the principal office of the Corporation or at any other place, designated in the notice of the meeting.

     Section 102.7. Notice of Directors' Meetings. Whenever notice of a meeting of the Board of Directors shall be required, it shall be in writing. Unless otherwise required by law or these Bylaws, neither the business to be transacted at, nor the purpose of, any regular meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

     Section 103. Absentee Participation in Meetings. One or more directors or shareholders may participate in a meeting of the Board of Directors, or of a committee of the Board, or a meeting of the shareholders, by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other.

     Section 104. Designation of Presiding and Recording Officers. The directors or shareholders, at any meeting of directors or shareholders, as the case may be, shall have the right to designate any person, whether or not an officer, director or shareholder, to preside over, or record the proceedings of, such meeting.


                                 ARTICLE II
                                  OFFICERS

     Section 201. The Officers. The Corporation shall have a President, a Secretary, a Treasurer, and a Chairman of the Board, and may have one or more Vice-Presidents, one or more Assistant-Secretaries, and one or more Assistant-Treasurers.

     Section 202. Election and Term of Officers. The Chairman, President, Secretary, and Treasurer of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders, All other officers shall be elected by the Board of Directors at the time, in the manner, and for such term as the Board from time to time shall determine. Each officer shall hold office until his successor shall have been duly elected and shall have qualified, or until he shall resign or shall have been removed.

     Section 203. Compensation. The compensation of officers and assistant officers of the Corporation shall be fixed by the Board of Directors, unless otherwise provided by applicable contracts.

     Section 204. Chairman. The Chairman shall be the chief executive officer of the Corporation, and, subject to the control of the Board of Directors and such limitations as may be provided by the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. Unless a designation to the contrary shall be made at a meeting, the Chairman shall, when present, preside at all meetings of the shareholders and of the Board of Directors.

     Section 205. President. The President, in the absence or disability of the Chairman, shall be the Chief Executive Officer of the Corporation, and shall perform all duties as may be prescribed by the Board of Directors. As authorized by the Board of Directors, he shall execute and seal, or cause to be sealed, all instruments requiring such execution, except to the extent that signing and execution thereof shall have been expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Upon request of the Board of Directors, he shall report to the Board all matters which the interest of the Corporation may require to be brought to their notice.

     Section 206. Vice-President, Secretary, Treasurer and Assistant Officers. The Vice President or Vice Presidents, in order of their seniority, unless otherwise determined by the Board of Directors and in the absence or disability of the President, shall perform the duties and exercise the powers of the President.

     The Vice President or Vice Presidents, the Secretary, the Treasurer, the Assistant Secretary or Secretaries, and the Assistant Treasurer or Treasurers, if any, shall act under the direction of the President, and shall perform all such duties as may be prescribed by the President or the Board of Directors.


                                ARTICLE III
         INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

     Section 301. Indemnification. The Corporation shall indemnify any person who is or was or shall be a director, officer, employee or agent of the Corporation, or who is, was, or shall be serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and the respective heirs, executors, administrators and assigns of each of the foregoing, against all reasonable expenses and liabilities (including, without limitation, attorneys' fees, court costs, fines, and amounts paid in satisfaction of judgments or in reasonable settlement, but other than amounts paid to the Corporation by him), actually and reasonably incurred by, or imposed upon him in connection with, or resulting from the defense of any civil or criminal action, suit or proceeding (or any appeal therein) in which they, or any of them, are made parties or a party or are otherwise involved by reason of being or having been a director or officer of the corporation or of such other corporation, whether or not he is or continues to be a director or officer at the time such expenses or liabilities are paid or incurred. Notwithstanding the foregoing, the Corporation need not indemnify such director or officer with respect to any matter as to which he shall be finally adjudged in such action, suit or proceeding to have been liable for wilful misconduct (or such gross negligence as shall amount to wilful misconduct) in the performance of his duties as such director or officer. In the case of a criminal action, suit or proceeding, a conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not of itself be deemed an adjudication that such director or officer or former director or officer is liable for wilful misconduct (or such gross negligence as shall amount to wilful misconduct) in the performance of his duties as such director or officer. With respect to payment of amounts in settlement or compromise, the Corporation shall be obliged to indemnify hereunder only if the Board of Directors shall adopt a resolution determining that such settlement or compromise is reasonable, and approving the same. Indemnification hereunder shall be in addition to and not exclusive of any other rights to which those so indemnified may be entitled as a matter of law, or under any agreement, vote of shareholders, any other bylaw, or otherwise.


                                 ARTICLE IV
                      FINANCIAL REPORTS TO SHAREHOLDERS

     Section 401.  Annual Report Required.  The directors of this
Corporation shall be required to send or cause to be sent to the shareholders of this Corporation an annual financial report.


                                  ARTICLE V
                           SHARES OF CAPITAL STOCK
     Section 501. Signatures of Share Certificates. Each share certificate shall be signed by the Chairman of the Board, President or a Vice President, and by the Secretary or Treasurer, or an Assistant Secretary or an Assistant Treasurer.

     Section 502. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if said shareholder shall have: (a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) filed with the Corporation an indemnity bond deemed sufficient by the Board of Directors; and (c) satisfied any other reasonable requirements fixed by the Board of Directors.

     Section 503. Transfer of Shares. Subject to the terms of any Shareholders' Agreements, all transfers of shares of the Corporation shall be made upon the books of the Corporation upon surrender to the Corporation or the transfer agent of the Corporation of a certificate or certificates for shares, duly endorsed by the person named in the certificate or by attorney, lawfully constituted in writing, or accompanied by proper evidence of succession, assignment or authority to transfer. Thereupon, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificates and record the transaction upon its books.


                                 ARTICLE VI
                                 AMENDMENTS

     Section 601. Amendment by Shareholders or Board of Directors. These Bylaws may be amended or repealed by a majority vote of the members of the Board of Directors, or by vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, as the case may be, at any regular or special meeting duly convened after notice to the shareholders or directors of that purpose.

     Section 602. Recording Amendments. The text of all amendments to these Bylaws shall be attached to the Bylaws with a notation of the date of each such amendment and a notation of whether such amendment was adopted by the shareholders or the Board of Directors.


                                 ARTICLE VII
                                   OFFICES

     Section 701. Registered Office. The registered office of the Corporation shall be at 623 Shady Retreat Road, Doylestown, Bucks County, Pennsylvania 19355.

     Section 702. Additional Offices. The Corporation may also have offices at such other places as the Board of Directors may from time to time appoint as the business of the Corporation may require.


                                ARTICLE VIII
             ADOPTION OF BYLAWS AND RECORD OF AMENDMENTS THERETO

     Section 801. Adoption and Effective Date. These Bylaws have been adopted as the Bylaws of the Corporation this 24 day of May, 1984, and shall be effective as of this date.

     Section 802.  Amendments to Bylaws.
Section Amended                 Date Amended         Adopted By


       /s/  Donald Bush

       /s/  John J.

       /s/ Jerome H. Schlanger